Exhibit 99.1

NEWS RELEASE

TRACK DATA REPORTS CHAIRMAN CHARGED BY SEC

Brooklyn, New York - June 15, 2005 - Track Data Corporation (Nasdaq: TRAC) announced today that Barry Hertz, Track Data's Chairman and CEO, has been charged by the Securities and Exchange Commission with alleged insider trading.

Leslie Lupert and Robert Plotz of the firm of Orans, Elsen & Lupert LLP in New York, counsel to Mr. Hertz, said, "We do not believe that Mr. Hertz violated any insider trading rules. The interpretation of those rules by the staff of the SEC in this matter has no basis under existing laws or under any reasonable extension of those laws. We believe that the Court will agree that Mr. Hertz did not violate any law."